Exhibit 99.1

News Contacts: (Media) Yvonne Klemets Wright +1-610-738-6340 ywright@cephalon.com or Robert W Grupp +1-610-738-6402 (Investors) Chip Merritt +1-610-738-6376 cmerritt@cephalon.com

FOR IMMEDIATE RELEASE

Cephalon, Inc. Announces Cash Bid to Acquire SIRTeX Medical Limited

Australian Acquisition is Another Global Growth Opportunity for Cephalon;

FDA-Approved SIR-Spheres® Provides Innovative Therapy to
 Metastatic Liver Cancer Patients Who Have Few Treatment Alternatives

West Chester, PA and Sydney, Australia, February 11, 2003 — Cephalon, Inc. (NASDAQ: CEPH) today announced that its wholly-owned subsidiary Cephalon Australia Pty. Limited, intends to make a takeover bid for SIRTeX Medical Limited (ASX: SRX).  SIRTeX markets SIR-Spheres®, a product approved in the United States, Europe, Australia and portions of Asia for the treatment of liver cancer.

Under its bid, Cephalon Australia intends to offer A$4.85 cash for each SIRTeX ordinary share including any SIRTeX shares that are issued on the exercise of SIRTeX options.  The total bid value is approximately US$161 million on a fully-diluted basis. The offer represents a 13.5 percent premium to SIRTeX’s 90-day volume weighted average price and a 2.1 percent premium to the closing price on Feb. 10, 2003 (being the date before SIRTeX requested a trading halt pending the release of this announcement).  Cephalon intends to fund the bid price using a portion of its existing cash balance.

The SIRTeX board of directors also announced today that it intends to recommend acceptance of the Cephalon Australia bid to its shareholders. Dr. Bruce Gray, SIRTeX’s

Executive Chairman and President and largest shareholder, has signed an agreement that provides Cephalon Australia with an option to acquire shares from Dr. Gray representing up to 19.9 percent of the total issued share capital of SIRTeX at a price of A$4.85 per SIRTeX share.

Cephalon’s Chairman and Chief Executive Officer, Frank Baldino, Jr., PhD, said that Cephalon considers the SIRTeX bid to be fair, and if successful, SIRTeX will become part of a profitable, international biopharmaceutical company.  Dr. Baldino added that Cephalon is committed to investing in and continuing SIRTeX’s operations in Australia, including transitioning SIRTeX employees to Cephalon Australia.

“We feel that SIRTeX is a perfect fit for Cephalon’s growth strategy,” Dr. Baldino said.  “SIR-Spheres is a novel, innovative oncology treatment that is approved for use in the United States, Europe, Australia and portions of Asia.  SIR-Spheres is at the beginning of its growth cycle.  With Cephalon’s infrastructure, resources and proven marketing ability, we believe we will be able to drive this product to its full commercial and therapeutic potential.”

SIR-Spheres was approved for marketing in the United States in March 2002 for treatment of unresectable metastatic liver tumors from primary colorectal cancer with adjuvant intra-hepatic artery chemotherapy.  The U.S. incidence of new cases of metastatic liver cancer is more than 50,000 annually.

SIR-Spheres deliver a high radiation dose to tumors within the liver regardless of their cell of origin, number, size or location.  The procedure uses biocompatible radioactive microspheres that contain yttrium-90 and emit high-energy beta radiation.  The microspheres are implanted using a catheter placed in the hepatic artery feeding the liver and are trapped in the small blood vessels of the tumors.  Commonly reported side effects of SIR-Spheres include fever, abdominal pain, nausea, vomiting, diarrhea and mild to moderate elevation of LFTs.

Clinical studies supporting the product’s U.S. approval showed an improvement in median time to first progressive disease in the liver from 7.8 months to 12.0 months (p = 0.05) for patients with advanced, unresectable colorectal liver metastases receiving SIR-Spheres and floxuridine (FUDR) vs FUDR alone.  A post-approval clinical trial, presented at American

Society of Clinical Oncology (May, 2002) compared systemic fluorouracil/leucovorin (5 FU/LV) chemotherapy versus the same chemotherapy plus a single administration of SIR-Spheres in patients with advanced colorectal liver metastases.  A statistically significant (p < 0.001) improvement in time to progressive disease from 3.4 months to 15.6 months favoring the group receiving SIR-Spheres was shown.  This study also showed that the SIR-Spheres and chemotherapy group had a median survival of 27.1 months compared to 12.8 months in the chemotherapy alone group (p = 0.03).

SIRTeX’s board of directors engaged a U.S.-based financial consultant to explore options to maximize shareholder values.  Based on the outcome of this process, the SIRTeX directors believe Cephalon Australia’s bid represents the most attractive outcome for SIRTeX shareholders.

Dr. Gray, the founder of SIRTeX, said: “SIRTeX requires significant additional resources to enable SIR-Spheres to be accessible to the tens of thousands of cancer patients worldwide whom we believe can benefit from this treatment.  Cephalon has the resources and experience to make this goal a reality and is an ideal partner for us.”

Cephalon’s guidance is that SIR-Spheres sales revenue for 2003 will be approximately US$10-$12 million.  Cephalon expects to make substantial investments in SIR-Spheres manufacturing and commercialization to drive rapid growth of SIR-Spheres beginning in early 2005.  Cephalon’s previously stated 2003 earnings guidance of approximately US$1.50 per share (fully diluted) remains unchanged.

SIRTeX today has entered into a Pre-Bid Agreement with Cephalon under which, among other things, SIRTeX has agreed to compensate Cephalon for reasonable costs, expenses and losses that it incurs in connection with the bid, if unsuccessful, up to a maximum of approximately A$2.7 million.  Cephalon’s bid for SIRTeX shares also will be subject to a number of conditions that will be identified to SIRTeX shareholders.

Cephalon is being advised by Credit Suisse First Boston LLC.  SIRTeX is being advised by Three Oaks Group, Inc.

Cephalon, Inc.

Founded in 1987, Cephalon, Inc. is an international biopharmaceutical company dedicated to the discovery, development and marketing of innovative products to treat sleep and neurological disorders, cancer and pain.

Cephalon currently employs approximately 1,500 people primarily in the United States and Europe.  U.S. sites include the company’s headquarters in West Chester, near Philadelphia, Pennsylvania, and offices and manufacturing facilities in Salt Lake City, Utah.  Cephalon’s major European offices are located in Guildford, England, Martinsried, Germany, and at Laboratoire L. Lafon in Maisons-Alfort, France.

The company currently markets three proprietary products in the United States:  PROVIGIL® (modafinil) Tablets [C-IV], GABITRIL® (tiagabine hydrochloride) and ACTIQ® (oral transmucosal fentanyl citrate) [C-II] and more than 20 products internationally.  Further information about Cephalon and full prescribing information on its U.S. products is available at www.cephalon.com or by calling 1-800-896-5855.

SIRTeX Medical Limited

SIRTeX is an Australian biotech company that is researching, developing and commercializing effective treatments for liver cancer using novel small particle technology. SIRTeX Medical was formed in 1997 to acquire and commercialize a portfolio of three technologies relating to the treatment of liver cancer developed by the Cancer Research Institute (CRI) in Perth.  Since its formation, SIRTeX Medical has both undertaken its own research and development and also contracted other agencies such as the CRI to further develop technologies. SIRTeX Medical has its corporate office in North Ryde, NSW. Further information is available at www.sirtex.com.

In addition to historical facts or statements of current condition, this press release may contain forward-looking statements.  Forward-looking statements provide Cephalon’s current expectations or forecasts of future events.  These may include statements regarding its ability to realize commercial success with SIR-Spheres, the impact of this transaction, if successful, on Cephalon’s business,  anticipated scientific progress on its research programs, development of potential pharmaceutical products, interpretation of clinical results, prospects for regulatory approval, manufacturing development and capabilities, market prospects for its products, sales and earnings guidance, and other statements regarding matters that are not historical facts.  You may identify some of these forward-looking statements by the use of words in the statements such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe” or other words and terms of similar meaning.  Cephalon’s performance and financial results could differ materially from those reflected in these forward-looking statements due to general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries as well as more specific risks and uncertainties facing Cephalon such as those set forth in its reports on Form 8-K, 10-Q and 10-K filed with the U.S. Securities and Exchange Commission.  Given these risks and uncertainties, any or all of these forward-looking statements may prove to be incorrect.  Therefore, you should not rely on any such factors or forward-looking statements.

Furthermore, Cephalon does not intend to update publicly any forward-looking statement, except as required by law.  The U.S. Private Securities Litigation Reform Act of 1995 permits this discussion.

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Fact Sheet

SIRTeX Medical Limited and SIR-Spheres®
North Ryde, New South Wales, Australia
www.sirtex.com

About SIRTeX

•                  Formed in 1997, SIRTeX Medical’s mission has been to research, develop and commercialize effective treatments for liver cancer using novel small particle technology, initially developed by Australia’s Cancer Research Institute Inc. (CRI) and Dr. Bruce Gray, SIRTeX’s Executive Chairman.

•                  SIRTeX Medical has developed and refined techniques for delivering biocompatible radioactive microspheres that contain yttrium-90 into the capillaries of cancerous tumors within the liver. The microspheres – called SIR-Spheres – are implanted using a catheter placed in the hepatic artery feeding the liver and are trapped in the small blood vessels of the tumors.

About SIR-Spheres

•                  SIR-Spheres is a breakthrough medical device used in the treatment of inoperable liver tumors.

•                  Commercialized in the United States in March 2002, SIR-Spheres was approved for marketing by the U.S. Food and Drug Administration for the treatment of unresectable metastatic liver tumors from primary colorectal cancer with adjuvant intra-hepatic artery chemotherapy.

•                  The cost of SIR-Spheres is approximately US$14,000 per dose, and is typically administered to patients one to two times in hospitals on an outpatient basis.

•                  Clinical studies supporting the product’s U.S. approval showed an improvement in median time to first progressive disease in the liver from 7.8 months to 12.0 months (p = 0.05) for patients with advanced, unresectable colorectal liver metastases receiving SIR-Spheres and floxuridine (FUDR) vs FUDR alone. A post-approval clinical trial, presented at American Society of Clinical Oncology (May, 2002) compared systemic fluorouracil/leucovorin (5 FU/LV) chemotherapy versus the same chemotherapy plus a single administration of SIR-Spheres in patients with advanced colorectal liver metastases.  A statistically significant (p < 0.001) improvement in time to progressive disease from 3.4 months to 15.6 months favoring the group receiving  SIR-Spheres was shown.  The study also showed that the SIR-Spheres and chemotherapy group had a median survival of 27.1 months compared to 12.8 months in the chemotherapy alone group (p = 0.03).

•                  Common adverse events after receiving SIR-Spheres are fever, transient decrease of hemoglobin, mild to moderate abnormality of liver function tests (mild increase in SGOT, alkaline phospatase, bilirubin), abdominal pain, nausea, vomiting, and diarrhea.

•                  SIR-Spheres currently are used in major teaching hospitals across the United States.

•                  In December 2002, SIR Spheres technology was introduced in Europe. The company also has market authorization for SIR-Spheres in Australia, New Zealand and portions of Asia.

How SIR-Spheres Work

•                  SIR-Spheres are approved in the United States for the treatment of metastatic liver cancer secondary to colorectal cancer. SIR-Spheres target a high radiation dose to tumors within the liver regardless of their cell of origin, number, size or location. The procedure uses biocompatible radioactive microspheres (SIR-Spheres) that contain yttrium-90 and emit high-energy beta radiation.

•                  The microspheres are implanted using a catheter placed in the hepatic artery feeding the liver and travel via the blood stream, where they become trapped in the small blood vessels of tumors.  Doctors do not have to identify the number or locations of tumors, because the microspheres target cancerous growth in the liver.  Once trapped within the tumors, the microspheres destroy the tumors, without affecting most of the normal liver tissue.

•                  Commonly reported side effects of SIR-Spheres include fever, abdominal pain, nausea, vomiting, diarrhea and mild to moderate elevation of LFTs.

About Liver Cancer

•                  Together primary and metastatic liver cancer account for the largest cancer-related adult mortality in the world (1)

•                  SIR-Spheres are FDA approved for treatment of unresectable metastatic liver tumors from primary colorectal cancer with adjuvant intra-hepatic artery chemotherapy.  In Europe, SIR-Spheres are approved for treating primary and metastatic liver cancer.

•                  The U.S. market for the treatment of liver cancer is significant. According to data SIRTeX has compiled, the U.S. incidence of metastatic liver cancer is more than 50,000 cases per year.

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(1) Source: SIRTeX Medical